UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2009

ENERGY PARTNERS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

(Address of principal executive offices)(Zip Code)

(504) 569-1875

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed in the Current Report on Form 8-K filed on April 6, 2009, Energy Partners, Ltd. (the “Company”) had obtained a consent from the holders of a majority of the outstanding commitments (the “Required Lenders”) under the Company’s credit agreement, extending the due date for the repayment of the borrowing base deficiency of $38,000,000 until April 14, 2009.

On April 8, 2009, the Company requested from the bank lenders a further extension of the required repayment of the borrowing base deficiency until May 1, 2009. On April 14, 2009, the Company and the Required Lenders entered into a letter agreement that extended the due date for the repayment of the borrowing base deficiency until May 1, 2009. The letter agreement also provides, so long as the terms of the letter agreement are in effect, that the bank lenders agree not to exercise any rights and remedies with respect to the outstanding defaults of the Company under the credit agreement as of the date hereof as well as additional specified defaults expected to occur prior to May 1, 2009. Such defaults include the failure of the Company to provide the bank lenders with audited financial statements for the year ended December 31, 2008 within 90 days of the end of such fiscal year, the failure of the Company to comply with certain financial ratios and the cross-default that will be triggered as a result of the failure of the Company to make the interest payments described in Item 8.01 below.

The Company further agreed in the letter agreement to comply with certain conditions, including continuing to provide updated cash flow forecasts and similar information to the bank lenders and the execution of mortgages covering certain unencumbered oil and gas properties and account control agreements covering the Company’s operating accounts. The Company also agreed to provide the Administrative Agent under the credit agreement, on or before April 22, 2009, with a draft of a proposed plan to satisfy the conditions of the Minerals Management Service’s Order of March 23, 2009 related to the fulfillment of specific collateral requirements specified in such Order and to convert the Company’s senior unsecured notes to equity.

The foregoing is qualified in its entirety by reference to the letter agreement attached hereto as Exhibit 10.1, and incorporated by reference herein.

Item 8.01	Other Events.

The next interest payment of approximately $17 million on the Company’s 9.75% Senior Unsecured Notes due 2014 and the Company’s Senior Floating Notes due 2013 (collectively, the “Senior Notes”) is due on April 15, 2009. Nonpayment of the interest on the Senior Notes, if not remedied within 30 days, is an event of default under the Senior Notes indenture and allows the trustee or 25% or more of the holders of the Senior Notes to declare all unpaid principal and interest immediately due and payable. As part of its discussion with an Ad Hoc Committee representing the holders of more than a majority of its $450 million principal amount of the Senior Notes regarding a comprehensive restructuring and reorganization of the Company, the Company has informed the Ad Hoc Committee and its bank lenders that it will not make the interest payment of approximately $17 million.

Item 9.01	Financial Statements and Exhibits.

Exhibits.     The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Letter Agreement dated April 14, 2009 among Energy Partners, Ltd. and the bank lenders a party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 14, 2009

ENERGY PARTNERS, LTD.

By:	/s/ John H. Peper
John H. Peper Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement dated April 14, 2009 among Energy Partners, Ltd. and the bank lenders a party thereto.